UNITED STATES
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Pioneer Companies, Inc.

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Filed by Pioneer Companies, Inc. pursuant to
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Attached as Exhibit A is a transcript of a conference call by Pioneer Companies, Inc., which took place at 10:00 a.m. CDT on August 13, 2007 to discuss the Pioneer’s earnings for the second quarter.
ADDITIONAL INFORMATION
This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which may include statements concerning the proposed merger with Olin Corporation and strategic plans, expectations, and objectives for future operations. We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, increases in costs and delays in the completion of the St. Gabriel expansion project, whether financing for the St. Gabriel project will be available on favorable terms, environmental risks, litigation, governmental regulations, the failure to complete the proposed merger in a timely manner, the inability to obtain Pioneer shareholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by Pioneer with the SEC, including the Company’s quarterly reports and annual report on Form 10-K/A. Actual results, performance or achievements of Pioneer may differ significantly from those described in these forward-looking statements. Pioneer disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
Pioneer has filed with the SEC a definitive proxy statement and other related documents regarding the proposed transaction described in this communication. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PIONEER, THE PROPOSED TRANSACTION AND RELATED MATTERS. A definitive proxy statement has been sent to security holders of Pioneer seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Pioneer. Investors may obtain the proxy statement and the other related documents and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the proxy statement may be obtained free of charge by directing a request to Pioneer’s corporate office located at, 700 Louisiana Street, Suite 4300, Houston Texas, 77002, (713) 570-3200 (phone), (713) 225-6475 (fax), Attention: Gary Pittman.
Pioneer, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Pioneer stock. Olin Corporation may also be deemed a participant in such solicitation by virtue of its execution of the merger agreement. Information regarding Pioneer’s directors and executive officers is available in the proxy statement filed with the SEC by Pioneer on July 24, 2007. Information regarding Olin’s directors and executive officers is available in the proxy statement filed with the SEC by Olin on March 2, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement and other relevant materials filed with the SEC by Pioneer.

EXHIBIT A
Transcript of conference call held by Pioneer Companies, Inc on August 13, 2007 at 10:00 a.m. CDT to discuss Pioneer’s earnings for the second quarter
MANAGEMENT DISCUSSION SECTION
THE OPERATOR: Welcome, everyone, to the Pioneer Second Quarter 2007 Results. Today’s conference is being recorded; and at this time, I’d like to turn the program over to Mr. Gary Pittman. Please go ahead, sir.
Gary L. Pittman, Senior Vice President, Chief Financial Officer, Secretary and Treasurer
MR. PITTMAN: Thank you. Good morning, everyone, and welcome to Pioneer Second Quarter 2007 conference call. With me today is Mike McGovern, President and Chief Executive Officer, and Dave Scholes, Senior Vice President of Operations. We’re pleased to have the opportunity to review with you the company’s results for the second quarter.
Let me remind everyone that as a result of this conference call, Pioneer’s management may make certain statements regarding future expectations in Pioneer’s business and Pioneer’s results of operations, financial conditions and liquidity. These statements may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements are subject to various risks that are also listed in the Company’s filings with the SEC, including Pioneer’s Form 10K/A and Form 10Q.
At this time, I would like to turn the call over to Pioneer’s President and CEO, Mike McGovern.
Michael Y. McGovern, Chairman, President and Chief Executive Officer of Pioneer Companies, Inc
MR. MCGOVERN: Thank you, Gary. First I’d like to talk about the merger, the reasons for the merger, and then I’ll talk about the second quarter.
I think as everyone on the call knows, on May 20th, Pioneer entered into a merger agreement with Olin. Under the terms of that agreement, each share of our common stock has the right to receive cash in the amount of $35 upon the closing of this transaction.
The merger is subject to customary closing conditions: (i) the receipt of affirmative vote of the majority of our outstanding shares of common stock; and (ii) the absence of legal impediments to the consummation of the merger. On July 16th, we announced that the waiting period under the Hart-Scott-Rodino had expired. We then set a date for the stockholders to approve the merger agreement, and that is August 28th. If the Company’s shareholders approve the merger and all other conditions to the closing are satisfied or waived, we expect to close on August 31.
I’d also like to note on June the 4th, Pioneer and its directors were named in a lawsuit arising from this proposed merger. The lawsuit seeks, among other things, to enjoin the merger. We believe the lawsuit is without merit and intend to defend it vigorously.
Our board has unanimously determined that this transaction is in the best interests of our stockholders and recommends that the stockholders vote for the merger. Some of the factors we considered is we looked at the prior, current and the uncertain anticipated financial performance, our prospects, long-term strategy and other such facts, and we came to the conclusion that the $35 per-share consideration will reserve a greater value with less risk to our stockholders than continue to operate as an independent company than pursuing our current plan.

We looked at the premium we were receiving both from a day, a month and a 52-week period, we looked at the risk related to the future prices for our products and the lack of control, the risk of increased cost to our product and the risk of increased cost to ship and our competitive nature and then, the potential delays or cost overruns for our St. Gabriel expansion. We also looked at the lack of recent procedural transactions that led us to the belief that the lack of transactions are due to a limited number of strategic and financial buyers. We also believe that a strategic buyer such as Olin is paying a higher price than a financial buyer.
In the terms and conditions of the merger agreement including that the merger agreement does not include a financing condition. We continue to advance our project at St. Gabriel, the expansion there. We have the right to pursue other alternatives, which is reasonably likely to lead to a superior proposal and to terminate the agreement in order to accept a superior proposal subject to paying Olin a $15.6 million termination fee, which we believe this fee is customary in the range.
And the most important thing, we have given our shareholders the right, the opportunity to vote on the merger agreement, and we think that’s critical. Another fact is that most of our senior executives, including me, and all of our directors will not have a role with Olin. And again, the board of directors and I can actually recommend that you vote for the adoption of this merger.
As we move to the second quarter, I’d like to focus on the EBITDA. As you look at the EBITDA for the three months ended June 30th, it was $15.4 million; for the first quarter, it was $20.4 million. We believe it’s important to note during the second quarter of ‘07, there was a non-recurring expense for a loss on debt retirement related to the early redemption of the remaining $75 million of the 10% Senior Notes. It was in the amount of $1.9 million. We also had a non-cash currency exchange loss of $3.8 million.
Also included in the Selling, General and Administrative Expense was a nonrecurring amount of $0.9 million, almost a million dollars for fees related to the pending merger. As we looked at the year to date, we had expenses of $2.5 million because we had redeemed some funds in the first quarter, which also included a currency loss of $4.3 million.
As we look to pricing, we always state our ECU netback is net of the cost of transporting the products. Prices for ECU’s peaked in the third quarter of 2005 at $619. They retreated to $581 in the fourth quarter of ‘05, and then peaked again in the first quarter of ‘06 at $616. Since the first quarter of ‘06, prices for ECUs have continued to decline into the second quarter of ‘07. The ECU price for the quarter was $540. For the month of July, our average netback was approximately $563, which reflects a $23 increase over the second quarter.
It’s important to note that a question that’s frequently asked is the anticipated startup date for Shintech’s facility in Louisiana. While we have not talked with anyone at Shintech, in a recent press release, it was suggested the startup for their first phase would be early 2008. I believe that’s about 350,000 additional tons of caustic to come on the market.
As we look at our production, during the first three months ended June 30th, it was approximately 171,000, which is 95% of our capacity. Year to date, 337,000, which is 94%. The industry as a whole was for the second quarter was 90% and 91%, year to date.
An item of cost that we continue to highlight is the transportation cost. And we disclosed in our 10Q the amount spent on transportation as it relates to the sale of products in the aggregate amount. During the past few years, the rail carriers have quoted substantially higher rates to transport chlorine than most other chemicals. As a result of the renewal of these rail contracts, we continue to experience significant cost increases on chlorine shipments. The contracts are currently subject to annual renewals, which could lead to further costs. Rates for shipping caustic and others have increased, although much lower rate than compared the chlorine. Transportation costs have increased by $4.6 million or 18% of the three months ended June 30, ‘07 compared to the same period in ‘06.
Capital expenditures: The critical path and the cost for the expansion of St. Gabriel remains unchanged. We have increased the scope of the membrane cell contract to include additional membrane cell units which will be used either to further expand the capacity of St. Gabriel or another location. The cost of additional membrane cells of

$7.2 million is not included in the estimated project cost of $142 million. As we look at our forecast for capital expenditures for ‘07, at the beginning of the year, we forecasted $81 million. We’ve reduced that now to approximately $50 million. The major change in our forecasts are lower capital expenditure for St. Gabriel during ‘07, but they will be incurred in ‘08, and several downstream projects have been delayed.
At this time, I’d like to turn it over to Gary Pittman. He’ll give a financial update.
Gary L. Pittman, Senior Vice President, Chief Financial Officer, Secretary and Treasurer
MR. PITTMAN: Thank you, Mike. At this time, I would like to highlight Pioneer’s financial results. For the second quarter of 2007, Pioneer reported net income of $5 million on revenues of $130 million. This compares to net income of $15 million on revenues of $132 million for the second quarter of 2006. The decrease in revenues was due to lower sales price of chlorine and lower sales volume of caustic soda and bleach, which were offset by higher sales volumes of chlorine.
For the first six months of 2007, Pioneer’s net income was $12 million on revenues of $252 million as compared to net income of $31 million of revenues, $267 million for the first six months of 2006. Sales of chlorine and caustic soda decreased by $12 million, but the decrease of $15 million from lower prices offset by an increase of $3.5 million from higher volumes. Revenues during the first six months of 2007 were also impacted by $2.5 million of lower sales of our other products. Cost of sales increased $5.4 million for the second quarter of 2007 as compared to the same period in 2006. In the 2007 period, our cost of sales included higher transportation costs of $4.6 million and an increased cost of $1.2 million as compared to the same period in ‘06.
Cost of sales increased by $4.8 million to $206 million for the first six months of 2007 as compared to the same period in ‘06. In the 2007 period, our cost of sales included higher transportation costs of $6.8 million, a decrease in variable product cost of $5.3 million and an increase in fixed cost of $3.3 million as compared to the same period in ‘06.
We also recognized increased depreciation expense related to the St. Gabriel plant as a result of a revised estimated service life of certain depreciable assets at the plant in connection with the plant expansion project; therefore, included in the cost of sales was an increase in depreciation expense of $900,000 and $1.8 million for the three months and six months ended June 30, 2007.
Other expense of $5.7 million in the second quarter of 2007 included a loss on debt extinguishment of $1.9 million related to the early redemption of the remaining $75 million of the 10% Senior Notes in April 2007. Also included was a currency exchange loss of $3.8 million which resulted from the change of the rate at which the Canadian dollar denomination amounts were converted into the U.S. dollar balances.
Other expense of $6.8 million for the first half of 2007 included a loss on debt extinguishment of $2.5 million related to the earlier redemption of the remaining 10% Senior Notes in 2007. Also included was a currency exchange loss of $4.3 million.
The income tax expense for the second quarter of 2007 was $2.7 million. The effective tax rate of 35% was equal to the U.S. statutory rate due to a one-time adjustment of $400,000 to Pioneer’s deferred tax liability, which offset state income tax. The one-time adjustment was due to a Canadian government’s enacted legislation which resulted in reduction of corporation income tax for the periods beginning in 2011. Income tax expense for the first six months of 2007 was $7.7 million. The effective tax rate is 38.7% compared to the U.S. statutory rate of 35%. The difference between the effective tax rate and the statutory rate was due mainly to the state income tax expense. For the year-to-date period, the one-time adjustment of $400,000 for the Canadian enacted legislation was offset by first quarter 2007 adjustment from a revised estimate of the deferred tax expense.
Lender-defined EBITDA for the second quarter of 2007 was approximately $15.5 million, which includes a loss on debt redemption of $1.9 million and a currency exchange loss of $3.8 million. The EBITDA for the last 12 months was $111.9 million, which also includes $26.3 million of gains from land sale.

In March 2007, Pioneer issued $120 million of 2.75% Convertible Senior Subordinated Notes due 2027. The decrease in interest expense for the second quarter of 2007 was due to the lower interest rate. In January 2007, Pioneer made a voluntary redemption of $25 million of the 10% Senior Notes. In April 2007, Pioneer redeemed the remaining 10% Senior Notes. In connection with both of these redemptions, Pioneer paid the note holders a total redemption premium of 2.5% per $2.5 million.
In June 2007, Pioneer amended its revolving credit facility to increase the loan and the letters of credit amounts from $30 million to $33 million. This amendment was to allow Pioneer to provide additional letters of credit needed for the expansion of the St. Gabriel project. As of June 30, 2007, we had no borrowings, but we had $31.8 million of letters of credit issued under the revolver.
At this time, we will turn the call back over to the operator for questions.
QUESTION AND ANSWER SECTION
THE OPERATOR: Thank you. The question-and-answer session will be conducted electronically. If you do wish to signal for a question, you may do so by pressing * 1 on your touchtone phone. Again, that is * 1 to signal for any questions; and if you are using a speakerphone, please make sure that your mute function is turned off to allow your signals to reach our equipment. We will come to you in the order that you signal and will take as many questions as time permits. Once again, that is * 1 on your touchtone phone to signal for any questions, and we’ll pause momentarily.
(Brief pause.)
THE OPERATOR: And it looks as if we have no questions standing by on our question roster. I’d like to turn the program back our speakers at this time for any additional or opposing comments.
Michael Y. McGovern, Chairman, President and Chief Executive Officer of Pioneer Companies, Inc.
MR. MCGOVERN: Thank you. What I would like to do is express appreciation from the board, from the management, all the employees at Pioneer for the support that our shareholders has given us through this long period. And again, as I stated earlier, the board and members of management are very supportive of this transaction. We would appreciate your support and your vote for it. Thank you.
THE OPERATOR: Thank you, everyone, for your participation in today’s conference call. You may disconnect at this time.